Exhibit 5.01
May 3, 2016
DexCom, Inc.
6340 Sequence Drive
San Diego, California  92121

Gentlemen/Ladies:
At your request, we have examined the Registration Statement on Form S-3 filed by DexCom, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on May 3, 2016 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 110,993 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Common Stock was issued pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”), dated May 2, 2016, by and between the Company, PLATIN 1204. GmbH, a German limited liability company and a wholly-owned subsidiary of the Company, and Dr. Rudolf Hans Werner Messer and Mr. Michael Ostermann (together, the “Selling Stockholders”), as set forth in the Registration Statement and the prospectus contained within the Registration Statement (the “Prospectus”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on April 19, 2005, as certified by the Delaware Secretary of State on May 2, 2006 (the “Charter”);

(2)	the Company’s Amended and Restated Bylaws, as certified by the Company’s Secretary on February 27, 2015 (the “Bylaws”);

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)	the Share Purchase Agreement under which the Selling Stockholders acquired the Common Stock to be sold by them as described in the Registration Statement;

(6)
the minutes of a meeting by the Company’s Board of Directors (the “Board”) held on April 25, 2016, at which resolutions were adopted by the Board approving the Share Purchase Agreement and issuance of shares of the Common Stock;

(7)
verification by the Company’s transfer agent as to the number of the Company’s issued and outstanding shares of capital stock as of April 27, 2016 and a list of all outstanding options, warrants and other rights to purchase shares of the Company’s capital stock prepared by the Company and dated April 27, 2016 (the “Stock Records”);

(8)
the following minutes of meetings and actions by written consent of the Board and stockholders (the “Stockholders”) at which, or pursuant to which, the Charter and Bylaws were approved: (i) the minutes of a meeting of the Board held on March 11, 2005, at which resolutions were adopted by the Board adopting and approving the Charter; (ii) the minutes of a meeting of the Board held on February 9, 2005, at which resolutions were adopted by the Board adopting and approving the Bylaws; (iii) the minutes of a meeting of the Board held on March 17, 2011, at which resolutions were adopted by the Board approving an amendment to the Bylaws; (iv) the minutes of a meeting of the Board held on November 21, 2014, at which resolutions were most recently adopted by the Board approving an amendment to the Bylaws; (v) the minutes of a meeting of the Stockholders held on March 21,

2005, at which resolutions were adopted by the Stockholders adopting and approving the Charter; and (vi) the minutes of a meeting of the Stockholders held on March 21, 2005, at which resolutions were adopted by the Stockholders originally adopting and approving the Bylaws;

(9)
a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated May 2, 2016, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware and a verbal confirmation that the Company is in good standing with the Secretary of State of the State of Delaware dated May 2, 2016 (together, the “Certificate of Good Standing”); and

(10)	a Management Certificate addressed to us and dated of even date herewith and executed by the Company containing certain factual representations (the “Management Certificate”).
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that any certificates representing the Common Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (a) the existing federal laws of the United States of America, (b) the laws of the State of California, as in effect on the date hereof and (c) the Delaware General Corporation Law and reported judicial decisions relating thereto.
With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.
In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.
Based upon the foregoing, we are of the following opinions:
(1)    the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and
(2)    the Common Stock to be sold by the Selling Stockholders pursuant to the Registration Statement and the Prospectus are validly issued, fully paid and nonassessable.
* * * * *

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of the Common Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,
/s/ Fenwick & West LLP
FENWICK & WEST LLP